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                                                                  EXHIBIT 3(ii)a


                              FORTUNE BRANDS, INC.

                                BY-LAW AMENDMENT

                          ADOPTED ON FEBRUARY 26, 2002

                           EFFECTIVE FEBRUARY 26, 2002


Article I, Section 1 was amended to read in its entirety as follows:

         SECTION 1. The number of directors constituting the entire Board of Directors of the Company, which shall be no fewer than seven and no greater than twenty, shall be determined by action of the Board of Directors adopted at any regular or special meeting of the Board of Directors by the affirmative vote of at least two-thirds of all the directors then in office, provided notice of the proposed change in the number of directors shall be given in writing to each of the directors then in office. Any amendment to this Section 1 of these By-laws may be adopted at any regular or special meeting of the Board of Directors by the affirmative vote of at least two-thirds of all the directors then in office.